Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-274387) on Form S-3ASR and registration statements (Nos. 333-285800, 333-277982, 333-273231, 333-270783, 333-264022, 333-254925, 333-237806, and 333-232832) on Form S-8 of Phreesia, Inc. of our report dated January 28, 2026, with respect to the consolidated financial statements of AccessOne Parent Holdings, Inc. and Subsidiaries for the years ended December 31, 2024 and 2023 appearing in this Current Report on Form 8-K/A dated January 28, 2026.

/s/ CBIZ CPAs P.C.

Melville, NY
January 28, 2026